CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-I A of our report dated July 29, 2015, relating to the financial statements and financial highlights of Bragg Capital Trust comprising Queens Road Value Fund and Queens Road Small Cap Value Fund for the year ended May 31, 2015, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
September 28, 2015

COHEN FUND AUDIT SERVICES, LTD. | CLEVELAND | MILWAUKEE | 216.649.1700 Registered with the Public Company Accounting Oversight Board.